Exhibit 99.3

AMENDMENT TO PURCHASE AND CONTRIBUTION AGREEMENT

This AMENDMENT (this “Amendment”), dated October 25, 2019, to the Purchase and Contribution Agreement, dated April 15, 2019 (the “Agreement”), by and among (a) The Beneficient Company Group, L.P. (“Parent”); (b) Beneficient Company Holdings, L.P., a Delaware limited partnership (the “Partnership”); (c) AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (the “Company”); (d) Sabes AV Holdings, LLC, a Delaware limited liability company (“Sabes AV”); and (e) Jon R. Sabes, Steven F. Sabes, Insurance Strategies Fund, LLC, a Delaware limited liability company, and SFS Holdings, LLC, a Nevada limited liability company (collectively, the “Investors” and, together with Sabes AV, the “Sabes Parties”). The Partnership, the Company, the Sabes Parties and Parent are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties desire to amend certain provisions of the Agreement pursuant to Section 9.5 thereof, as set forth in this Amendment.

WHEREAS, the Special Committee of the Board of Directors of GWG Holdings, Inc., a Delaware corporation (“GWG”), has unanimously approved and recommended to the Board of Directors of GWG the terms of this Amendment and that this Amendment is fair, advisable, and in the best interests of GWG and its stockholders.

COVENANTS

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and GWG hereby agree as follows:

ARTICLE 1

AMENDMENTS; OTHER AGREEMENTS

Section 1.1 Amendment to Closing Payment Date. Section 2.l (a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Upon the terms and subject to the conditions of this Agreement, Sabes AV will sell, assign, convey, transfer and deliver to the Partnership, and the Partnership will acquire from Sabes AV, free and clear of all Liens (other than the Amended Indenture Pledge Agreement), all of Sabes AV’s right, title and interest in 2,500,000 of the GWG Shares in exchange for an aggregate amount in cash equal to $25,000,000 (the “Cash Purchase Price”) plus interest due thereon. The Partnership shall pay the Cash Purchase Price from cash on hand, operations and new debt and equity issuances or capital contributions. The Partnership shall pay or cause to be paid the Cash Purchase Price to Sabes AV by wire transfer of immediately available funds in accordance with the wire instructions set forth on Exhibit A no later than January 3, 2020. Interest shall accrue on the Cash Purchase price from October 26, 2019 at a rate of 2% per annum. In addition, upon any nonpayment of the Cash Purchase Price on or prior to January 3, 2020, The Partnership shall pay any documented out-of-pocket attorney’s fees and other documented out-of-pocket costs and expenses directly related to the collection of the Cash Purchase Price and interest thereon incurred and paid by Sabes AV, whether or not suit is commenced.

Section 1.2 Certain Payments. Concurrently with the execution of this Amendment, the Partnership will pay to Sabes AV an extension fee an amount in cash equal to $285,000, which amount will be paid by wire transfer of immediately available funds to an account set forth on Exhibit A. In addition, the Partnership will reimburse Sabes AV for any documented third party out-of-pocket legal costs incurred by it in connection with (a) the negotiation and execution of this Amendment, and (b) the collection of the Cash Purchase Price and interest thereon.

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Other Amendments; No Waiver of Rights. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect.

Section 2.2 Governing Law. This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware without regard to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 2.3 Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each Party (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Amendment by, among other things, the mutual waivers and certifications in this Section 2.3.

Section 2.4 Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Amendment is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all of the Parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf ‘ format) is as effective as signing and delivering the counterpart in person.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties and GWG has caused this Amendment to be executed by its respective duly authorized officers as of the date first above written.

COMPANY:

ALTIVERSE CAPITAL MARKETS, L.L.C.

By: Hicks Holdings Operating, LLC, its manager

By:	/s/ Britt Brown
Title:	EVP

PARTNERSHIP:

BENEFICIENT COMPANY HOLDINGS, L.P.

By: THE BENEFICIENT COMPANY GROUP, L.P., its general partner

By: Beneficient Management, L.L.C., its general partner

By:
Title:

IN WITNESS WHEREOF, each of the Parties and GWG has caused this Amendment to be executed by its respective duly authorized officers as of the date first above written.

COMPANY:

ALTIVERSE CAPITAL MARKETS, L.L.C.

By: HEP Partners, LLC, its manager

By:
Name:
Title:

PARTNERSHIP:

BENEFICIENT COMPANY HOLDINGS, L.P.

By: THE BENEFICIENT COMPANY GROUP, L.P., its general partner

By: Beneficient Management, L.L.C., its general partner

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	CEO

PARENT:

THE BENEFICIENT COMPANY GROUP, L.P.

By: Beneficient Management, L.L.C., its general partner

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	CEO

SABES AV:

SABES AV HOLDINGS, LLC

By:	/s/ Jon R. Sabes
Name:	Jon R. Sabes
Title:	Manager

INVESTORS

/s/ Jon R. Sabes
Jon R. Sabes

/s/ Steven F. Sabes
Steven F. Sabes

INSURANCE STRATEGIES FUND, LLC

By:	/c/ Jon Sabes
Title:	Manager

SFS HOLDINGS, LLC

By:	/c/ Steven F. Sabes
Title:	Manager

GWG HOLDINGS, INC.

By:	/s/ Murray T. Holland
Name:	Murray T. Holland
Title:	President